UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2009

ORANGE 21 INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51071	33-0580186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 804-8420

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of a Director

On February 12, 2009, the Board of Directors (the “Board”) of Orange 21 Inc. (the “Company”) appointed Seth W. Hamot to the Board to fill the vacancy created by Mark Simo’s resignation. As of the filing date of this Current Report on Form 8-K, Mr. Hamot has not been appointed to any committees of the Board.

Mr. Hamot has served as Managing Member of Roark, Rearden & Hamot Capital Management, LLC (“RRHCM”) since 1997 and was the owner of its corporate predecessor, Roark, Rearden & Hamot, Inc. RRHCM is the investment manager to Costa Brava Partnership III L.P. (“Costa Brava”), an investment fund, whose principal business is to make investments in, buy, sell, hold, pledge and assign securities. Mr. Hamot is also President of Roark, Rearden & Hamot Capital Management, LLC, the general partner of Costa Brava. Prior to 1997, Mr. Hamot was one of the partners of the Actionvest entities. Mr. Hamot is currently on the board of directors, audit committee and compensation committee of CCA Industries, Inc., an AMEX listed manufacturer of health and beauty aids, and on the board of directors of Telos Coproration, a networking and security products and services provider. Mr. Hamot graduated from Princeton University in 1983 with a degree in Economics.

Prior to the Company’s currently pending rights offering, Costa Brava and its affiliates owned approximately 19.8% of the Company’s outstanding common stock. Costa Brava participated in the rights offering up to its full pro rata share purchasing an additional 1,622,271 shares of the Company’s common stock.

On February 19, 2009, the Company issued a press release announcing the appointment of Mr. Hamot to the Board. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by the Company on February 19, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 19, 2009	ORANGE 21 INC.

	By:	/s/ A. Stone Douglass
A. Stone Douglass
Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Press release issued by the Company on February 19, 2009.